                          SENTIENT SYSTEMS TECHNOLOGY, INC.

                                STOCK OPTION AGREEMENT
                        UNDER 1993 EMPLOYEE STOCK OPTION PLAN

          This Agreement is made this ____ day of _____________, 199_ by and between SENTIENT SYSTEMS TECHNOLOGY, INC., a Pennsylvania corporation (the "Company"), and _____________________ (the "Optionee").

                                 W I T N E S S E T H:

          WHEREAS, the Optionee is now employed by the Company, and the Company desires to provide additional incentive to the Optionee, to encourage stock ownership by the Optionee and to encourage the Optionee to remain in the employ of the Company. As an inducement thereto, the Board of Directors of the Company has determined to grant to the Optionee an option meeting the requirements of
Section 422 of the Internal Revenue Code (the "Code") pursuant to the Company's 1993 Employee Stock Option Plan (the "Plan"), a copy of which is attached hereto as Exhibit "A";

          NOW, THEREFORE, it is agreed between the parties as follows:

          1. GRANT OF OPTION. Subject to the terms and conditions hereof, the Company hereby grants to the Optionee the right and option to purchase from the Company up to, but not exceeding in the aggregate, ________ shares of the Company's Common Stock at a price of $__________ per share.

          2. VESTING OF RIGHT TO EXERCISE OPTION. The option hereby granted may not be exercised prior to _________________. The Optionee may purchase from the Company on or after ____________________, ten percent (10%) of the shares covered by this option; on or after _______________, this option may be exercised as to an additional twenty percent (20%) of the shares covered by this option; on or after _____________, this option may be exercised as to an additional thirty percent (30%) of the shares covered by this option; and on or after ___________________, this option may be exercised as to an additional forty percent (40%) of the shares covered by this option, so that by ____________, this option shall be fully exercisable. To the extent not exercised, installments shall accumulate and may be exercised by the Optionee, in whole or in part, in any subsequent period. Any provisions of this Agreement notwithstanding, this option shall not be exercisable on or after the date ten
(10) years from the date of the grant of this option.

          3. TERMINATION OF EMPLOYMENT. If, prior to the date that this option shall become exercisable, the Optionee's employment with the Company shall be terminated, for any reason, the Optionee's right to exercise this option shall terminate and all rights hereunder shall cease.

               If this option shall become exercisable during the Optionee's term of employment and the Optionee shall die or become permanently disabled while in the employ of the Company, the Optionee, the executor or administrator of the estate of the Optionee (as the case may be), or the person or persons to whom the option shall have been transferred by will or by the laws of descent and distribution, shall have the right, within one (1) year from the date of the Optionee's death or disability, to exercise this option to the extent that it was exercisable and unexercised on the date of disability or death, subject to any other limitation on the exercise of such option in effect at the date of exercise and provided that such exercise will not occur later than the termination date of this option.

               If termination of employment is for any reason other than death or disability, then this option shall terminate and expire concurrently with the termination of employment and shall not thereafter be exercisable to any extent. A leave of absence with the written consent of the Company shall not be a termination of employment for purposes of this option.

          4. PUBLIC OFFERING. This option may be exercisable in full, and all shares covered by this option may be immediately purchased without regard to the vesting provisions set forth in Paragraph 2 upon the Company's shares being subject to a public offering or upon all the Company's outstanding shares being acquired by a third party.

          5. EXERCISE OF OPTION. The Optionee, from time to time during the period when the option hereby granted may by its terms be exercised, may exercise the option in whole or in part as at the time permitted by delivery to the Company of: (a) a written notice signed by the Optionee (i) stating the number of shares that the Optionee has elected to purchase at that time from the Company, (ii) if required by the Company at the time of exercise, representing that the Optionee is acquiring the shares being purchased for investment and not for resale; and (b) a certified check, bank draft or money order of an amount equal to the purchase price of the shares then to be purchased. An example of the written notice is attached hereto as Exhibit "B".

               Anything to the contrary herein notwithstanding, the Company's obligation to sell and deliver stock under this option is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell and deliver stock pursuant hereto unless and until it received satisfactory proof that the issuance or transfer of such shares will not violate any of the provisions of any securities or other laws or that there has been compliance with the provisions of any applicable rules, regulations and laws. If the Optionee fails to accept delivery and pay for all or any part of the number of shares specified by such notice upon tender of delivery thereof, the Optionee's right to exercise this option with respect to such undelivered shares may be terminated by the Company.

          6. NON-ASSIGNABILITY. The option hereby granted shall not be transferable by the Optionee, other than by will or the laws of descent and distribution, and the option may be exercised during the Optionee's lifetime only by the Optionee or the Optionee's legal representative if the Optionee is then disabled. Any transferee of the option shall take the same subject to the terms and conditions of this Agreement. No such transfer of the option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Agreement. No assignment or transfer of this option, or of the rights represented thereby, whether voluntary or involuntary or by operation of law or otherwise, except a transfer by the Optionee by will or by the laws of descent and distribution, shall vest in the purported assignee or transferee any interest or right herein whatsoever.

          7. DISPUTES. As a condition of the granting of this option, the Optionee and the Optionee's successors and assigns agree that any dispute or disagreement which shall arise under or as a result of this Agreement shall be determined by the Board of Directors of the Company in its sole discretion and judgment, and that any such determination and any interpretation by the Board of the terms of this Agreement shall be final, binding and conclusive for all purposes.

          8. RIGHTS AS SHAREHOLDER. The Optionee shall have no rights as a shareholder of the Company with respect to any of the shares covered by this option until the issuance of a stock certificate or certificates upon the exercise of this option in full or in part, and then only with respect to the shares represented by such certificate of certificates.

          9. NOTICES. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the President or addressed to the President of the Company at its offices in Pittsburgh, Pennsylvania. All notices by the Company shall be delivered to the Optionee at his home address according to the records of his employer. Either party, by notice to the other, may designate a different address to which notices shall be addressed. Any notice given by the Company to the Optionee at the Optionee's last designated address shall be effective to bind any other person who shall acquire rights hereunder.

          10. "OPTIONEE" TO INCLUDE CERTAIN TRANSFEREES. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provisions should logically apply to any other person or persons to whom the option may be transferred, in accordance with the provisions of Section 5 hereof, the word "Optionee" shall be deemed to include such person or persons.

          11. GOVERNING LAW. This Agreement has been made in and shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

          12. PROVISIONS OF PLAN CONTROLLING. The provisions hereof are subject to the terms and provisions of the Plan attached hereto as Exhibit "A". In the event of any conflict between the provisions of this option and the provisions of the Plan, the provisions of the Plan shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             SENTIENT SYSTEMS TECHNOLOGY,
                                             INC.


                                             By:
                                                --------------------------------
                                                  President

ACCEPTED BY:


-------------------------
     Optionee